                                     EXHIBIT
                                                          FOR IMMEDIATE RELEASE

                      P&G MEETS FIRST QUARTER EXPECTATIONS


         CINCINNATI, Oct. 31, 2000 - The Procter & Gamble Company reported net earnings of $1.16 billion or $0.82 per share for the quarter ended September 30, 2000. Results include an $85 million after-tax charge related to the Organization 2005 restructuring program. Core net earnings, which exclude the Organization 2005 charges, were $1.24 billion for the quarter. Core net earnings per share were equal to the prior year at $0.88. Sales grew one percent, consistent with unit volume, reaching $9.97 billion. Excluding currency effects, primarily from the euro, sales grew four percent.

         Earnings results were influenced by significant commodity-related cost increases and negative exchange impacts, which more than offset the benefits of pricing and a focus on growth of premium-priced products.

         "We've delivered on expectations this quarter and are focused on continuing to improve our results and meeting expectations as the year unfolds," said P&G Chief Executive, A.G. Lafley. "We have a clear game plan to do this: lead innovation, build big brands and leverage global scale to create leadership market shares and total shareholder return."

FABRIC AND HOME CARE: Unit volume was flat, as gains in North America laundry ahead of the price increase, were offset by softness in Western Europe. Net sales declined three percent to $3.08 billion, primarily reflecting a three percent unfavorable foreign exchange impact, driven by Western European currencies. Net earnings were $498 million, up three percent. Earnings progress was due to lower costs in developing markets, minor brand divestitures and lower taxes. Comparisons were impacted by strong results in the prior year, when significant initiative activity, including sell-in of Swiffer(R) and Dryel(R), fueled eight percent sales and 10 percent earnings growth. The business continued to invest in new initiatives in the current quarter, with recent launches of Downy Wrinkle Releaser(R) and Tide Tablets(R) in North America.


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

PAPER: Unit volume was up one percent behind improved performance in diapers, notably in Latin America, and growth in Western Europe and China. Net sales also increased one percent to $3.04 billion, as pricing mitigated a four percent unfavorable exchange impact. Volume and sales growth reflected the successful introductions of new products in baby care and feminine care. Net earnings declined four percent to $329 million as progress in marketing, research and administrative spending was offset by unfavorable exchange rates. Significant commodity-related cost increases were countered by pricing actions, primarily in tissues/towel and feminine care.

BEAUTY CARE: Unit volume was flat versus year-ago as strong growth in hair care was offset by significant competitive activity in personal cleansing and deodorants in North America, and by Western Europe business softness. Net sales grew two percent to $1.87 billion, including a three percent unfavorable exchange impact. Sales were ahead of volume due to pricing and the continued focus on high-performance, premium-priced initiatives. Net earnings were $267 million, a 19 percent increase, reflecting the benefit of improved pricing, lower taxes and comparison to a weak year-ago base period.

HEALTH CARE: Double-digit volume and sales growth in health care was led by continued outstanding progress on Iams(R) pet health and nutrition business which was acquired in September 1999. Unit volume climbed 34 percent versus the prior year and sales grew 24 percent to $990 million, including a two percent negative impact from weaker currencies. Net earnings were $81 million, an 11 percent decline, as growth from acquisitions was outweighed by last year's high level of licensing and divestiture activity. Base business net earnings grew by double-digits, excluding the impacts of acquisitions, divestitures and licensing activities.

FOOD AND BEVERAGE: Unit volume and sales declined 11 percent and 13 percent respectively, reflecting softness in both the snacks and beverage businesses. Pringles(R) volume was down in part due to trade inventory builds in advance of an announced June price increase. The beverage business declined as a result of a heavy competitive climate in juice. Net sales were $1.05 billion, including a two percent negative impact from currency rate changes. Net earnings decreased 29 percent to $75 million, due to lower volume.


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

SECOND QUARTER: The company confirmed its prior guidance of core earnings per share growth in the mid-single-digits, or a range of $0.91 to $0.93 per share. October-December sales, excluding the impact of foreign exchange, are expected to be up slightly with volume down in the low-single-digits. The second quarter results will benefit from the company's ongoing minor brand divestiture program, including the divestiture of Clearasil. These results are against a particularly strong year-ago base period, where volume increased six percent and core earnings grew 11 percent, driven by a strong, new brand launch program.

         This news release contains forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition to the risks and uncertainties noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made. These include achievement of the business unit volume and income growth projections, the achievement of the company's cost containment goals, and the timely divestiture of assets within the company's ongoing minor brand divestiture program, as well as factors listed in Management's Discussion and Analysis of Financial Condition and Results of Operations in the company's most recently filed Forms 10-K and 8-Ks.

         Procter & Gamble markets approximately 300 brands to nearly five billion consumers in over 140 countries. These brands include Tide(R), Ariel(R), Crest(R), Pantene Pro-V(R), Always(R), Whisper(R), Pringles(R), Pampers(R), Olay(R), Iams(R) and Vicks(R). Based in Cincinnati, Ohio, USA, P&G has on-the-ground operations in over 70 countries and employs more than 110,000 people worldwide.

                                      # # #

Worldwide Website:  http://www.pg.com

P&G CONTACTS
Wendy J. Jacques (513) 983-3889
Linda L. Ulrey (513) 983-8975


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         P&G will web cast its conference call on Tuesday, October 31, 2000, at
10:30 a.m. to review its first quarter 2000/01 results. The call will last approximately one hour. You may receive the web cast by going to our web site at:

         http://www.pg.com/investor
Check the Corporate Information section of the investor site to view the web cast.

         We suggest you check in at least ten minutes in advance of the start time to complete the brief registration process and ensure you are set up to receive the web cast.


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                  THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
                       CONSOLIDATED STATEMENT OF EARNINGS

                      THREE MONTHS ENDED SEPTEMBER 30, 2000


Millions of Dollars (except per share amounts)                                              WITHOUT O-2005 RESTRUCTURING CHARGES
                                                                                            ------------------------------------
                                                    2000/01     1999/00     % CHANGE        2000/01        1999/00      % CHANGE
                                                    -------     -------     --------        -------        -------      --------
NET SALES                                            $9,969      $9,919         1%          $9,969         $9,919          1%
 Cost of products sold                                5,307       5,206         2%           5,244          5,101          3%
                                                     ------      ------                     ------         ------
GROSS MARGIN                                          4,662       4,713        (1%)          4,725          4,818         (2%)
 Marketing, research and administrative exp           2,883       2,866         1%           2,841          2,811          1%
                                                     ------      ------                     ------         ------
OPERATING INCOME                                      1,779       1,847        (4%)          1,884          2,007         (6%)
 Interest Expense                                       179         147                        179            147
 Other income/(expense), net                            103          45                        105             45
                                                     ------      ------                     ------         ------
EARNINGS BEFORE INCOME TAXES                          1,703       1,745        (2%)          1,810          1,905         (5%)
 Income taxes                                           548         598                        570            638
                                                     ------      ------                     ------         ------
NET EARNINGS                                         $1,155      $1,147         1%          $1,240         $1,267         (2%)
                                                     ======      ======                     ======         ======

PER COMMON SHARE:
 Basic net earnings                                  $ 0.86      $ 0.85         1%          $ 0.93         $ 0.94         (1%)
 Diluted net earnings                                $ 0.82      $ 0.80         3%          $ 0.88         $ 0.88          0%
Average diluted shares outstanding - diluted        1,410.8     1,435.2                    1,410.8        1,435.2

                                                               %                                       %
                                                       ----------------    Basis Point        ------------------      Basis Point
                                                         of Net Sales        Change             of Net Sales            Change
                                                       ----------------    -----------        ------------------      -----------
 Gross Margin                                          46.8%       47.5%      (70)            47.4%        48.6%         (120)
 Operating Margin                                      17.8%       18.6%      (80)            18.9%        20.2%         (130)





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




                  THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
                 (AMOUNTS IN MILLIONS EXCEPT PER SHARE AMOUNTS)
                        CONSOLIDATED EARNINGS INFORMATION

                                               -----------------------------------------------------------------------------
                                                                      THREE MONTHS ENDED SEPTEMBER 30
                                               -----------------------------------------------------------------------------
                                                               % Change                      % Change              % Change
                                                                Versus    Earnings Before     Versus       Net       Versus
                                                  Net Sales    Year Ago     Income Taxes     Year Ago   Earnings    Year Ago
                                               -----------------------------------------------------------------------------
Fabric and Home Care                                $3,075        -3%           $736            -5%       $498          3%
Paper                                                3,039         1%            513           -11%        329         -4%
Beauty Care                                          1,865         2%            384             8%        267         19%
Health Care                                            990        24%            117           -20%         81        -11%
Food and Beverage                                    1,053       -13%            122           -28%         75        -29%
                                               -----------------------------------------------------------------------------
    Total Business Segments                         10,022         0%          1,872            -7%      1,250          0%
Corporate (excluding O-2005 costs)                     (53)       n/a            (62)           n/a        (10)        n/a
                                               -----------------------------------------------------------------------------
    Total Company - Core                             9,969         1%          1,810            -5%      1,240         -2%
Organization 2005 Costs                                n/a        n/a           (107)           n/a        (85)        n/a
                                               -----------------------------------------------------------------------------
    Total Company - Reported                         9,969         1%          1,703            -2%      1,155          1%




                      JULY-SEPTEMBER NET SALES INFORMATION
                         (PERCENT CHANGE VS. YEAR AGO) *

                                            Volume
                                -------------------------------
                                     With          Without
                                 Acquisitions/  Acquisitions/                                            Total   Total Impact
                                 Divestitures   Divestitures      FX           Price           Mix      Impact       Ex-FX
                                ------------------------------------------------------------------------------------------------
Fabric and Home Care                   0              0           -3              0              0        -3            0
Tissues and Towel                      0             -1           -1             +8             +2        +9          +10
Baby Care                             +5             +5           -5             -1             -2        -3           +2
Feminine Care                         -1             -1           -5             +4             +1        -1           +4
   Subtotal Paper                     +1             +1           -4             +3             +1        +1           +5
Beauty Care                            0              0           -3             +4             +1        +2           +5
Health Care                          +34             +7           -2             +2            -10       +24          +26
Food and Beverage                    -11            -11           -2             -1             +1       -13          -11
   Total Company                      +1%            -1%          -3%            +2%            +1%       +1%          +4%


* These sales percentage changes are approximations based on quantitative formulas that are consistently applied.



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